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                                  Exhibit 99.1

Press Release
October 28, 1999

   InfoSpace.com to Launch InfoSpace.com India -- Marks First Step into Asia
                                    Pacific

InfoSpace.com to acquire Zephyr India to launch consumer, merchant and wireless services in the growing India market; InfoSpace.com India joins InfoSpace.com's other global ventures in the UK and Canada


REDMOND, Wash. -- Oct. 28, 1999 -- InfoSpace.com (NASDAQ: INSP), a leading Internet information infrastructure company, today announced it has agreed to acquire Redmond-based Zephyr Software Inc. and its wholly owned subsidiary Zephyr Software (India) Private Limited. Zephyr Software Inc. provides
infrastructure services for the Indian market.   Zephyr India will become
InfoSpace.com India, a wholly owned subsidiary of InfoSpace.com.

Zephyr Software Inc.was founded by Sharmilli Ghosh and Kiran Konduri to provide comprehensive infrastructure services for the Indian market. Prior to joining Zephyr Software, Ghosh spent seven years at Microsoft Corp. as group program manager for the Internet services business unit in Redmond and group manager for the Internet Customer Unit in Microsoft India. The company expects to launch InfoSpace.com India (www.infospaceindia.com) in early Q1 2000 to provide India Web sites and wireless devices with comprehensive first-of-its-kind localized consumer, merchant and wireless services. InfoSpace.com India's services are expected to include integrated consumer services including people and business finders, classifieds, news, stock quotes and other real-world information, merchant services, and wireless services.

This acquisition is part of InfoSpace.com's global expansion strategy to leverage its business model, technology and relationships into emerging markets. InfoSpace.com India is InfoSpace.com's third international venture to be launched, following its joint
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venture with Thomson Directories Limited in the UK, TDL InfoSpace (Europe)
Limited, and its wholly owned subsidiary InfoSpaceCanada.com.

Under the terms of the acquisition, which will be accounted for as a purchase, InfoSpace.com will exchange approximately 166,956 shares of common stock for all of Zephyr Software Inc.'s outstanding shares, warrants and options. The acquisition is expected to be completed in November 1999 subject to receipt of regulatory approval from the government of India, and is also subject to customary conditions, including Zephyr Software Inc. shareholder approval. The purchase price will be allocated primarily to acquired workforce and goodwill, and will be amortized over the estimated useful life of five years.

"InfoSpace.com's state-of-the art technology, breadth of services, reliability and scalability of services have not been achieved in India so far," said Sharmilli Ghosh, CEO, Zephyr Software Inc. "The integration of the two companies will provide large destination Web sites and wireless devices in India with unprecedented comprehensive consumer, merchant and wireless services."

"The launch of InfoSpace.com India will open the door to the enormous opportunity in Asia Pacific" said Naveen Jain, chairman and CEO of InfoSpace.com. "According to NASSCOM, India has a huge potential for electronic commerce and anticipates that by end of year 2000, there will be at least 1.5 million Internet subscribers and 5 million Internet users. We believe that Zephyr's well-developed local India Internet services, strategic relationships and experienced management team will give InfoSpace.com a significant jumpstart in the India marketplace."

About Zephyr Software Inc.

Zephyr Software Inc.(ZSI) is incorporated in Delaware, with registered offices in Washington. ZSI, headquartered in Redmond, Washington. was conceived and founded by Sharmilli Ghosh and Kiran Konduri in July 1998 to launch a suite of premier vertical
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portals with a community focus for the Indian demographic worldwide, which currently contributes to more than 5% of the total web-surfing population worldwide.


About InfoSpace.com

InfoSpace.com is a leading global Internet information infrastructure company. InfoSpace.com provides enabling technologies and Internet services for Web sites and Internet appliances. InfoSpace.com's affiliate network consists of more than 1,800 Web sites. The Company's affiliates include AOL, Microsoft, Netscape, Disney/InfoSeek's GO Network, NBC's Snap, Lycos, go2net Inc., DoubleClick, Dow Jones (The Wall Street Journal Interactive Edition) and ABC LocalNet, among others. In addition, the Company provides services to a network of Internet access devices including PCs, cellular phones, pages, screen telephones, television set-top boxes, online kiosks, and personal digital assistants. These include relationships with Acer America, AT&T Wireless, Nokia, Nextel, Sprint, Mitsui, Lucent, and @Home.

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This release contains forward-looking statements relating to the planned acquisition of Zephyr Software Inc., the development of InfoSpace.com's products and services, the integration of Zephyr Software's products and services and future operating results, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace.com's actual results include seasonality, relationships with affiliates, the rate of adoption by local advertisers of the Internet as an advertising medium, the rate and extent of adoption of non-PC devices for Internet access, market acceptance of our products and services, competition and rapid technological change. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace.com's Annual Report on Form 10-K, in the section entitled "Factors Affecting InfoSpace.com's Operating Results, Business Prospects and Market Price
of Stock."   Readers are cautioned not to place undue reliance on these forward-
looking statements, which speak only as of the date of this release. InfoSpace.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.